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                                                                     EXHIBIT 3.2

                                     BYLAWS
                                       OF
                          BORLAND INTERNATIONAL, INC.



                                   ARTICLE I

                               CORPORATE OFFICES
                               -----------------

1.   Principal Office
     ----------------

     The principal executive office of the corporation shall be located at such place as the Board of Directors may from time to time authorize. If the principal executive office is located outside the State of Delaware, and the corporation has one or more business offices in the State of Delaware, the Board of Directors shall fix and designate a principal business office in the State of Delaware.

2.   Other Offices
     -------------

     Additional offices of the corporation shall be located at such place or places, within or outside the State of Delaware, as the Board of Directors may from time to time authorize.

3.   Registered Agent in State
     -------------------------

     The corporation shall have and maintain in the State of Delaware a registered agent, which agent may be either an individual resident in the State whose business office is identical with the corporation's registered office, or a domestic corporation (which may be itself), or a foreign corporation authorized to transact business in the State, having a business office identical with such registered office.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS
                            ------------------------

4.   Place of Meetings
     -----------------

     Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. In the absence of any such designation, stockholders' meetings shall be held at the registered office of the corporation.

                                      B-1